EXHIBIT 99.1

HOME EQUITY ADVISORS, LLC

FINANCIAL STATEMENTS

SEPTEMBER 18, 2006 (INCEPTION)
TO DECEMBER 31, 2006

HOME EQUITY ADVISORS, LLC

TABLE OF CONTENTS

PAGE

Independent Auditor’s Report	1

Financial Statements:

Balance Sheet	2

Statement of Income	3

Statement of Changes in Members’ Capital	4

Statement of Cash Flows	5

Notes to Financial Statements	6

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Home Equity Advisors, LLC
Minneapolis, Minnesota

We have audited the accompanying balance sheet of Home Equity Advisors, LLC (the Company) as of December 31, 2006, and the related statements of income, changes in members’ capital, and cash flows from September 18, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Equity Advisors, LLC as of December 31, 2006, and the results of its operations and its cash flows from September 18, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carver Moquist & O’Connor, LLC

Bloomington, Minnesota
January 31, 2008

HOME EQUITY ADVISORS, LLC

BALANCE SHEET
December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$2,208
Commissions and fees receivable	13,794
Employee advances	2,000
Total current assets	$18,002

LIABILITIES AND MEMBERS' CAPITAL

Current liabilities:
Accounts payable	$391
Accrued commissions	6,694
Total current liabilities	7,085

Members' capital:
Common units, no par value, 1,000,000 units issued and outstanding	7,040
Accumulated earnings	3,877
Total members' capital	10,917

Total liabilities and members' capital	$18,002

See notes to financial statements

HOME EQUITY ADVISORS, LLC

STATEMENT OF INCOME
September 18, 2006 (inception) to December 31, 2006

		Percent
	Amount	of Revenues
Revenues:
Commissions and fees	$47,537	100.0%

Total revenues	47,537	100.0

Operating expenses:
Member guaranteed payments	14,993	31.5
Payroll and taxes	3,754	7.9
Advertising and promotion costs	2,500	5.3
Travel	2,498	5.3
Dues and subscriptions	2,152	4.5
Broker commissions	2,114	4.4
Training and education	1,670	3.5
Telephone and internet	747	1.6
License, fees and permits	425	0.9
Consulting	325	0.7
Insurance - general	312	0.7
Appraisal fees	300	0.6
Outside services	100	0.2
Office supplies	67	0.1
Postage and courier	24	0.1
Total operating expenses	31,981	67.3

Operating income	15,556	32.7

Interest expense	262	0.6

Net income	$15,294	32.1%

See notes to financial statements

HOME EQUITY ADVISORS, LLC

STATEMENT OF CHANGES IN MEMBERS' CAPITAL
September 18, 2006 (inception) to December 31, 2006

	Common	Common		Total
	Units	Units	Accumulated	Members'
	Number	Dollars	Earnings	Capital

Balance, September 18, 2006	-	$-	$-	$-

Initial contributions for common units	1,000,000	2,040	-	2,040

Distributions to members			(11,417)	(11,417)

Member loan forgiven		5,000		5,000

Net income for the period from September 18, 2006 (inception) to December 31, 2006	-	-	15,294	15,294

Balance, December 31, 2006	1,000,000	$7,040	$3,877	$10,917

See notes to financial statements

HOME EQUITY ADVISORS, LLC

STATEMENT OF CASH FLOWS
September 18, 2006 (inception) to December 31, 2006

Cash flows from operating activities:
Net income	$15,294
Adjustments to reconcile net income to net cash flows provided by operating activities:
Changes in operating assets and liabilities:
Commissions and fees receivable	(13,794)
Employee advances	(2,000)
Accounts payable	391
Accrued commission	6,694
Net cash flows provided by operating activities	6,585

Cash flows from financing activities:
Member contributions	2,040
Member distributions	(11,417)
Loan from member	10,000
Repayment of loan from member	(5,000)
Net cash flows used in investing activities	(4,377)

Net increase in cash and cash equivalents	2,208

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$2,208

Supplemental Disclosure of Cash Flow Information Cash paid for interest	$262

Non-cash financing activity:
Member loan converted to capital	$5,000

See notes to financial statements

HOME EQUITY ADVISORS, LLC

NOTES TO FINANCIAL STATEMENTS
September 18, 2006 (inception) to December 31, 2006

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Nature of Business

Home Equity Advisors, LLC (the Company), based in Minneapolis, Minnesota, is a mortgage broker assisting homeowners in refinancing their home mortgages and assisting prospective home buyers in qualifying for a home mortgage and brokering the financing.

The members of the Company established its existence on September 18, 2006.

Revenue Recognition

Commissions and loan fees generated by the Company are recognized at the time the loan closes.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations, Risks and Uncertainties

The Company operates within the mortgage origination industry in Minnesota and its prospects for success are tied indirectly to interest rates and the general housing and business climates in this region. The Company maintains a relationship with a Minnesota wholesale lender, which requires that all mortgage originations brokered by the Company go through the wholesaler for funding. The Company acts as a correspondent lender for the wholesaler. The Company’s contract with the wholesaler can be renegotiated or cancelled by the Company or the wholesaler without advance notification.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with a maturity of less than 90 days to be cash and cash equivalents.

HOME EQUITY ADVISORS, LLC

NOTES TO FINANCIAL STATEMENTS
September 18, 2006 (inception) to December 31, 2006

Commissions and Fees Receivable

Loan commissions and fees receivable are recorded at the amount the Company expects to collect on loans closed prior to year-end. These receivables represent balances due from the Company’s principal loan wholesaler and usually are settled within 10-15 days after closing. All the receivables recorded as of December 31, 2006 were received in full by the Company in January 2007.

Employee Advances

For certain newly hired loan agents, the Company on occasion will advance funds in order that necessary computer hardware and software can be purchased by the agent. As of December 31, 2006 balances totaling $2,000 remained outstanding against these employee advances. The entire balance of $2,000 was paid in full in February 2007. The Company does not accrue any interest on employee advances.

Furniture and Equipment

Although the Company maintained no fixed assets in 2006, its policy is to record furniture and equipment at cost. Depreciation is provided on the straight-line method over the estimated useful lives of assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income.
Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and accounts receivable. Pursuant to SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying value of its financial instruments in the financial statements to approximate fair value.
Income Taxes

The Company has elected to be taxed under the provisions of Limited Liability Corporations (LLC) of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income tax on its taxable income. Instead, each member of the Company is liable for individual income taxes on the Company’s taxable income and other distributions received from the Company. Therefore, no provision or liability for income taxes has been included in these financial statements.

Advertising

The Company expenses advertising costs as incurred. Advertising expense amounted to $2,500 for the period from September 18, 2006 (inception) to December 31, 2006.

HOME EQUITY ADVISORS, LLC

NOTES TO FINANCIAL STATEMENTS
September 18, 2006 (inception) to December 31, 2006

2	RELATED PARTY TRANSACTIONS

As of December 31, 2006 the Company had accrued $3,577 of commissions payable to its members. Total commissions paid to its members for services were $14,993 from September 18, 2006 (inception) to December 31, 2006 and have been classified as member guaranteed payments in the statement of operations.

During the period September 18, 2006 (inception) to December 31, 2006, the Company received a $10,000 loan from one of its members. During the same period, the Company repaid the member $5,000. Additionally, interest was paid to this member totaling $262. The remaining $5,000 was subsequently forgiven and recorded as additional capital (see Note 3).

3	SUBSEQUENT EVENTS

In July 2007, a member forgave $5,000 owed to the member by the Company. The Company has accounted for the forgiveness as a capital contribution as of December 31, 2006 in accordance with Accounting Principals Board (APB) Opinion No. 26 “Early Extinguishment of Debt”.

On July 15, 2007, Webdigs, LLC (a private company) acquired all outstanding member units in the Company. Webdigs, LLC issued 64,000 member units to pay for the acquisition of all of the Company’s outstanding member units. At the time of sale, the 64,000 units issued by Webdigs had an estimated value of $32,000. Webdigs is an on-line real estate broker who plans to offer the Company’s mortgage brokerage services as a complementary service to its own real estate customers.